Exhibit 10.2

Gemstar-TV Guide International, Inc.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

August     , 2007

[Name]

[Address]

Re: Transaction Bonus

Dear [            ]:

As you know, on July 9, 2007, Gemstar-TV Guide International, Inc. (the “Company”) announced that its Board of Directors has authorized the Company and its advisors to explore strategic alternatives intended to maximize shareholder value, which may include a sale of the Company. We understand that the strategic review process may create uncertainty for our employees and have established a transaction bonus program to provide additional motivation to certain key employees during the strategic review process. This letter (the “Retention Letter”) sets forth the key terms of a transaction bonus opportunity that the Company has established for you and other key employees.

Except as otherwise provided below, subject to your continued employment with the Company through the occurrence of a Change of Control (as defined below), within fifteen (15) days following the occurrence of the Change of Control, you will receive a lump sum cash payment in an amount set forth on Schedule A (the “Closing Bonus”). In addition, except as otherwise provided below, subject to your continued employment with the Company through the three-month anniversary of the occurrence of a Change of Control (the “Milestone Date”), within fifteen (15) days following the Milestone Date, you will receive a lump sum cash payment in an amount set forth on Schedule A (the “Milestone Bonus”).

Except as specifically provided below, if your employment with the Company terminates for any reason prior to a Change of Control, you will forfeit any right to receive any payments under this Retention Letter. Except as specifically provided below, if your employment with the Company terminates for any reason following a Change of Control, but prior to the Milestone Date, you will forfeit any right to receive the Milestone Bonus. If you terminate your employment for Good Reason or the Company terminates your employment without Cause prior to the occurrence of a Change of Control or prior to the occurrence of the Milestone Date, subject to the occurrence of a Change of Control, you will receive any then unpaid Closing Bonus or Milestone Bonus, as applicable, in accordance with the schedule set forth in the immediately preceding paragraph. If your employment terminates due to death or Disability prior to the occurrence of a Change of Control, subject to the occurrence of a Change of Control, you or your estate will receive a pro rata portion of the Closing Bonus in an amount equal to the product of (1) the Closing Bonus multiplied by (2) the quotient of (A) the number of days elapsed from and including July 9, 2007 through and including the date of termination of your employment, divided by (B) the number of days elapsed from and including July 9, 2007 through and including the date of the occurrence of a Change of Control, and such Closing Bonus shall be paid in accordance with the schedule set forth in the immediately preceding paragraph. If your employment terminates due to death or Disability following the occurrence a Change of Control and prior to the Milestone Date, you or your estate will receive a pro rata portion of the Milestone Bonus in an amount equal to the product of (1) the Milestone Bonus multiplied by (2) the quotient of (A) the number of days elapsed from and including the date of the occurrence of the Change of Control through and including the date of termination of your employment, divided by (B) the number of days elapsed from and including the date of the occurrence of the Change of Control through and including the Milestone Date, and such Milestone Bonus shall be paid in accordance with the schedule set forth in the immediately preceding paragraph.

For purposes of this Retention Letter:

“Cause” means (i) you are convicted of, or plead guilty or nolo contendere to, a felony; or (ii) you engage in conduct that constitutes continued willful neglect or willful misconduct in carrying out your duties, resulting, in either case, in economic harm to or damage to the reputation of the Company or any of its affiliates, after a written demand for substantial performance is delivered to you by the Chief Executive Officer of the Company that specifically identifies the manner in which the Chief Executive Officer of the Company believes that you have not substantially performed your duties. No act, or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority (x) given pursuant to a resolution duly adopted by the Board of Directors of the Company or the Board of Directors of the ultimate parent company following a Change of Control, (y) upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or (z) based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

“Change of Control” means (i) a sale of all or substantially all of the assets of the Company to another person or entity, (ii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company, (iii) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than an affiliate at the time of adoption of this Plan) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding securities entitled to then vote generally in the election of directors of the Company, or (iv) individuals who as of the date of this Retention Letter constitute the Board of Directors of the Company cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each new member of the Board of Directors of the Company was approved by a vote of at least three-fourths of the members of the Board of Directors of the Company then still in office who were members of the Board of Directors of the Company at the beginning of such period, including for these purposes (but without duplication of predecessors and successors), new members whose election or nomination was so approved, in each case so long as one of the items enumerated in clauses (i) through (iv) meets the definition of (a) a change in the ownership of the Company, (b) a change in effective control of the Company or (c) a change in the ownership of a substantial portion of the assets of the Company (each as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations promulgated thereunder (“Section 409A”)).

“Good Reason” means (i) a material diminution in your base salary or bonus opportunity, (ii) a material diminution in your authorities, duties or responsibilities within the Company, (iii) any change in your office location beyond thirty-five (35) miles from your location as of the date of this Retention Letter or (iv) any other action or inaction that constitutes a material breach by the Company of the agreements or plans under which you provide services to the Company. In order to invoke a termination for Good Reason, you must provide written notice to the Company of the existence of one of the conditions described in clauses (i) through (iv) within 90 days of the initial existence of the condition and the Company shall have 30 days (the “Cure Period”) during which it may remedy the condition. If the Company has failed to remedy the condition constituting Good Reason during the Cure Period, the termination for Good Reason will be effective immediately following expiration of the Cure Period.

“Disability” means (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. Whether you have incurred a “Disability” shall be determined by a physician selected by the Company or its insurers, which physician is reasonably acceptable to you (or your legal representative).

You acknowledge that, except as may otherwise be provided under any other written agreement between you and the Company, your employment is “at will” and may be terminated by either you or the Company at any time and for any reason.

Following a Change of Control, the Company shall pay all reasonable legal fees and related expenses incurred by you following a Change of Control in seeking to enforce payment of the Closing Bonus and/or the Milestone Bonus to which you may be entitled; provided, however, that you shall be required to repay any such amounts to the Company if a court of competent jurisdiction issues a final and non-appealable ruling that you have brought such claim in bad faith.

This Retention Letter shall automatically terminate and no bonuses shall be payable hereunder (x) if the Company does not enter into a definitive agreement with respect to a Change of Control on or prior to December 31, 2008 or (y) if the Company enters into a definitive agreement with respect to a Change of Control on or prior to December 31, 2008, but does not consummate such transaction on or prior to December 31, 2009.

This Retention Letter shall be governed by, and construed in accordance with, the laws of the State of California, without reference to its conflict of law rules. All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with you, modify the Retention Letter, in the least restrictive manner necessary and without any diminution in the value of the payments to you, in order to cause the provisions of the Retention Letter to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on you pursuant to Section 409A of the Code.

Please be mindful of the fact that the Company has made this transaction bonus opportunity available to a select group of employees of the Company. Please keep confidential the fact that you have received this letter as well as the contents of this letter.

We look forward to a very promising future. In order to be eligible to receive these benefits, it is important that you sign this Retention Letter and return it to Dustin K. Finer, SVP, Human Resources, as soon as practicable.

Very truly yours,

By:

Title:

Accepted and Acknowledged:

[EMPLOYEE]

Schedule A

[EMPLOYEE]

Closing Bonus:	$

Milestone Bonus:	$